LogicVision Common Stock Transferred to the Nasdaq Capital Market

    SAN JOSE, Calif., Oct. 23 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of semiconductor test and yield learning solutions, today announced that it has received approval from The NASDAQ Stock Market to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market. LogicVision's common stock will be transferred to The Nasdaq Capital Market at the opening of businesses on October 24, 2007. The Company will continue to be listed and traded under the symbol "LGVN."

    LogicVision will be subject to the continued listing requirements of The Nasdaq Capital Market and will be provided an additional 180 calendar days, until April 7, 2008, to comply with the $1.00 minimum closing bid price continued listing requirement of The Nasdaq Capital Market. Compliance would be achieved if the bid price of LogicVision's common stock closed at $1.00 per share or more for a minimum of 10 consecutive business days at any time before April 7, 2008.

    About LogicVision Inc.
    LogicVision (Nasdaq: LGVN) provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision's embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company's advanced Design for Test (DFT) product line, ETCreate(TM), works together with Silicon Insight(TM) applications and Yield Insight(TM) to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shorten both time to market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com

    Forward Looking Statements
    Except for the historical information contained herein, the matters set forth in this press release, including statements as to the continued listing of the Company's common stock and the time period within which LogicVision will be required to comply with the minimum closing bid price listing requirements of The Nasdaq Capital Market, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the risk that the Company does not continue to comply with the listing requirements of The Nasdaq Capital Market, changes in the listing requirements of The Nasdaq Capital Market and other risks detailed in LogicVision's Form 10-Q for the quarter ended June 30, 2007, and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward- looking statements.


Contacts:

Bruce Jaffe
Vice President and CFO
LogicVision, Inc.
(408) 453-0146
investorrelations@logicvision.com